Exhibit 99.1

Gastar Exploration Announces High-Rate Recompletion Success

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) today provided an update on recent recompletion and drilling operations in East Texas.

Gastar has recompleted the Wildman Trust #3 well in a middle Bossier zone referred to as the Lanier Sand. The Lanier Sand is located at approximately 16,960 feet in the Wildman Trust #3 well. The Lanier Sand was fracture stimulated and brought on line at an initial gross sales rate of 21 MMCFD at a flowing casing pressure of 7,000 psi. Four deeper producing zones in the Wildman Trust #3 well were shut-in prior to the recompletion. Upon a decline in the flowing casing pressure of the Lanier Sand, the deeper zones will be co-mingled with the Lanier Sand. Gastar has a 62% working interest (approximately 46% net revenue interest) in the Wildman Trust #3 well.

Gastar has also undertaken a series of other recompletions to add additional production from four other existing wells. All of these recompletions have been successfully implemented and will assist in meeting the Company’s fourth quarter production targets.

Gastar is currently drilling two other deep Bossier wells, the Belin #1 and the LOR #7. The Belin #1 is a lower Bossier well, drilling to a target depth of approximately 19,250 feet and offsets the Donelson #3 and Wildman Trust #3. In addition to the lower Bossier targets, the Belin #1 is expected to also encounter the Lanier Sand. The LOR #7 is a middle Bossier well drilling to a target depth of approximately 16,600 feet that offsets the LOR #6, a recent 17.5 MMCFD single zone completion well. Both of these wells are expected to be completed in late November 2008.

J. Russell Porter, Gastar’s President and Chief Executive Officer, commenting on the announcement, stated, “The Lanier Sand recompletion in the Wildman Trust #3 well was anticipated to be a high-rate completion due to the reservoir qualities observed in this well and in several other wells. We should also have an opportunity to recomplete the Donelson #3 well in this zone in the future. The Lanier Sand was also observed in two earlier wells drilled in the Hilltop area and may cover an area larger than our other lower Bossier sands.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk coalbed methane and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier Sand gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s coalbed methane activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 17, 2008 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer, 713-739-1800
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
Anne Pearson, 713-529-6600
apearson@drg-e.com